UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 10, 2010

BANCTRUST FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Alabama	0-15423	63-0909434
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

100 St. Joseph Street, Mobile, Alabama	36602
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (251) 431-7800

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On November 10, 2010, BancTrust Financial Group, Inc. (the “Company”) entered into a Second Loan Modification Agreement (the “Modification”) with the Federal Deposit Insurance Corporation (the “FDIC”), as Receiver of Silverton Bank, N.A..  The Modification amends the Loan Agreement dated October 16, 2007 (the “Loan Agreement”) between the Company and The Bankers Bank, N.A. (whose name was changed to Silverton Bank, N.A.).  The Loan Agreement governs the loan to Borrower in the original principal amount of up to $38,000,000 evidenced by a Promissory Note dated October 16, 2007 from Borrower to The Bankers Bank (as amended, the “Note”), which Note is secured by the Company’s common stock in BankTrust, its banking subsidiary.  The current principal balance outstanding under the Note is $20,000,000. The Modification is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

The Modification extended the maturity date of the Note from October 16, 2010 to April 16, 2013, and provides that the Company will make a principal payment of $10,000,000 on April 16, 2011.  The Company will, commencing on April 16, 2011, also begin making quarterly principal payments of $833,333, in addition to quarterly interest payments.  The interest rate until the 2011 principal reduction will be one-month LIBOR plus 4.50%.  After the $10,000,000 million principal reduction payment, the interest rate will be the prime rate as reported in The Wall Street Journal.  Following the April 2011 principal reduction payment, the FDIC, as Receiver of Silverton Bank, N.A., has agreed to release the BankTrust stock it holds as collateral for the Loan in exchange for $10,000,000 in cash to be held in an escrow account subject to a mutually satisfactory escrow agreement.  The FDIC, as receiver for Silverton Bank, N.A., is the holder of the Note, and the FDIC is required to approve any further renewal or extension of the Note.

Item 9.01   Financial Statements and Exhibits.

Exhibit 10.1	Second Loan Modification Agreement, dated November 10, 2010, between the Company and the FDIC, as Receiver of Silverton Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANCTRUST FINANCIAL GROUP, INC.

DATE:	November 16, 2010	By:	/s/ F. Michael Johnson
F. Michael Johnson
Executive Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	NAME OF EXHIBIT

10.1	Second Loan Modification Agreement, dated November 10, 2010, between the Company and the FDIC, as Receiver of Silverton Bank, N.A.